Exhibit 10.25

AMENDMENT NO. 3 TO
THE PMI GROUP, INC.
EQUITY INCENTIVE PLAN

                    THE PMI GROUP, INC., having adopted The PMI Group, Inc. Equity Incentive Plan (the “Plan”) as of August 16, 1999 and June 1, 2000 and having amended the Plan on two subsequent occasions (June 1, 2000 and May 17, 2001), hereby again amends the Plan as follows effective as of July 1, 2002:

          Section 5.9 Grant of Reload Options is revised in its entirety as follows:

          5.9 Grant of Reload Options.  The Committee may provide in an Award Agreement that a Participant who exercises all or part of an Option by payment of the Exercise Price with already-owned Shares, shall be granted an additional option (a “Reload Option”) for a number of shares of stock equal to the number of Shares tendered to exercise the previously granted Option plus, if the Committee so determines, any Shares withheld or delivered in satisfaction of any tax withholding requirements.  As determined by the Committee, each Reload Option shall (a) have a Grant Date which is the date as of which the previously granted Option is exercised, and (b) be exercisable on the same terms and conditions as the previously granted Option, except that the Reload Options shall be scheduled to vest six (6) months after the Grant Date and the Exercise Price shall be determined as of the Grant Date.

          IN WITNESS WHEREOF, The PMI Group, Inc., by its duly authorized officer, has executed this Amendment No. 3 to the Plan on the date indicated below.

THE PMI GROUP, INC.

Dated: Aug. 28, 2002	By	/s/ CHARLES BROOM

	Title:	SVP Human Resources